CONSENT OF RUSS WHITE

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 7, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Russ White, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “NI 43-101 Technical Report on Resources, Ambler Project, Arctic Deposit” dated February 12, 2009 with an effective date of January 31, 2008 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: December 30, 2009

/s/ Russ White
Name: Russ White